UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NYNY	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 30, 2019, Empire Resorts, Inc., a Delaware corporation (the “Company”), entered into a Limited Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement (the “Amendment”) with Monticello Raceway Management, Inc., a New York corporation (the “Guarantor”), and Bangkok Bank PCL, New York Branch (the “Lender”, and together with the Company and the Guarantor, the “Parties”), in order to amend that certain Delayed Draw Term Loan Credit Agreement, dated as of December 28, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Guarantor and the Lender.

Pursuant to the Amendment, the Parties have agreed to, among other things, waive a potential event of default regarding the financial covenant requirement limiting the ratio of Total Debt (as defined in the Credit Agreement) against Adjusted EBITDA (as defined in the Credit Agreement) measured as of September 30, 2019. The Company also agreed to prepay all interest on the Loans (as defined in the Credit Agreement) coming due from October 1, 2019 through and including December 30, 2019, in the amount of approximately $422,000.00.

In addition, pursuant to the Amendment, certain provisions of the Credit Agreement have been amended to, among other things, expressly provide for the ability of the Company to participate in a merger whereby the Company may merge with and into Hercules Merger Subsidiary Inc., a Delaware limited liability company. The Company also agreed to pay a fee of $5,000 in order to effectuate the Amendment.

The summary of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2019, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of the Designations, Powers, Preferences and Rights of the Series F Convertible Preferred Stock (the “Series F Certificate”) with the Secretary of State of the State of Delaware. The Certificate of Amendment amends the Series F Certificate, originally filed with the Secretary of State of the State of Delaware on November 5, 2018. The Certificate of Amendment was approved by the Board of Directors, Audit Committee, Special Committee and a majority of the stockholders of the Company.

Pursuant to the Certificate of Amendment, Section 1 (“Designations and Amount”) of the Series F Certificate was amended to increase the amount of authorized Series F Convertible Preferred Stock to 1,600 shares, and Section 4 (“Right to Convert”) of the Series F Certificate was amended to provide a new Subsection 4(b)(iv) to exclude from being considered a “Change of Control Transaction” (as defined in the Series F Certificate), certain acquisitions of shares of capital stock of the Company (i) by Kien Huat Realty III Limited, Genting (USA) Limited, any of their respective affiliates or any person that would be considered a “group” of such parties, or (ii) upon the consummation of a merger pursuant to that certain Agreement and Plan of Merger, dated August 18, 2019 (as it may be amended from time to time), by and between Hercules Topco LLC, Hercules Merger Subsidiary Inc. and the Company.

A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1.	Certificate of Amendment of Amended and Restated Certificate of the Designations, Powers, Preferences and Rights of the Series F Convertible Preferred Stock.

10.1	Limited Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2019

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name:	Ryan Eller
Title:	President and Chief Executive Officer